UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
May 18, 2012
PINNACLE AIRLINES CORP.
(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)
Delaware	001-31898	03-0376558
(Address of principal executive offices)	(Zip Code)
40 South Main Street, Memphis, TN	38103
Registrant’s telephone number, including area code
(901)-348-4100
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In connection with the chapter 11 bankruptcy cases of Pinnacle Airlines Corp., debtor-in-possession (the “Company”), and its four (4) debtor-in-possession operating subsidiaries, Pinnacle Airlines, Inc., Colgan Air, Inc., Mesaba Aviation, Inc. and Pinnacle East Coast Operations Inc. (collectively, the “Pinnacle Subsidiaries”), on May 18, 2012, the Company and Delta Air Lines, Inc. (“Delta”) entered into a debtor-in-possession credit agreement pursuant to which Delta agreed to provide $74,285,000 in secured debtor-in-possession financing (“DIP Financing”) to the Company, guaranteed by the Pinnacle Subsidiaries.  Such DIP Financing was approved by final order of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on May 17, 2012 [ECF No. 316].

The DIP Financing has a term of one year from the date of the filing of the Company’s chapter 11 case (subject to early termination in certain instances) and accrues interest at the rate of 12.5% per annum.  There is no additional fee payable to Delta in connection with the DIP Financing.  The DIP Financing contains customary default provisions, and certain milestones that must be met relating to the delivery of a six-year business plan, filing and confirmation of a plan of reorganization and modifications to collective bargaining agreements through a settlement or relief under section 1113 of the Bankruptcy Code.  Approximately $46.2 million of the DIP Financing was used to repay Delta’s existing secured promissory note and the balance of the DIP Financing is additional available working capital for the Company.  If certain conditions are satisfied, including substantial consummation of a plan of reorganization that is reasonably acceptable to Delta and the absence of a continuing or unwaived default or event of default, Delta has agreed to convert the DIP Financing into a senior secured exit financing facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP.
(Registrant)

By: /s/ Brian T. Hunt
Brian T. Hunt
Vice President and General Counsel
May 24, 2012